EXHIBIT 16.1


Richard A. Eisner & Company, LLP
Accountants and Consultants

RAE    May 6, 1998

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Re:  JD American Workwear, Inc.
Commission File # 33-98682


We were previously the independent auditors for JD American Workwear, Inc. (the "Company). We were informed by facsimile letter on May 4, 1998 that our engagement as principal auditor was terminated. We have read the statements included under Item 4 of Form 8-K dated May 6, 1998, of the Company and except for the references to the retention of BDO Seidman, LLP in the first paragraph of Item 4, LLP as to which we have no knowledge, we agree with the statements in such paragraph.

We have no knowledge of the facts reported in the balance of Item 4. Except that the Registrant did ask us to write this letter.

Very truly yours,

/s/ Richard A. Eisner & Company, LLP
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Richard A. Eisner & Company, LLP



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